Exhibit 99.1

Contacts: Lawrence P. Ward, CEO Margaret Torres, CFO 805-239-5200	NEWS RELEASE

HERITAGE OAKS BANCORP DECLARES $.08 PER SHARE QUARTERLY CASH DIVIDEND

Paso Robles, CA - October 19, 2007 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced its Board of Directors has declared an $0.08 per share regular quarterly cash dividend. The cash dividend will be paid November 16, 2007, to shareholders of record November 2, 2007.

“The Board of Directors and Management both share an unyielding commitment to the creation of shareholder value. We believe the combination of paying regular cash dividends as well as our stock repurchase plan are two very effective ways to manage capital,” said Michael Morris, Chairman.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has full service banking offices throughout San Luis Obispo and Santa Barbara counties. In San Luis Obispo County, Heritage Oaks Bank has its headquarters plus one banking office in Paso Robles, two offices in San Luis Obispo, single office locations in Cambria, Arroyo Grande, Atascadero, Templeton, and Morro Bay. In Santa Barbara County, Heritage Oaks Bank operates three banking offices in Santa Maria and, as of October 13, 2007, two banking offices in the city of Santa Barbara under the brand of Business First, a division of Heritage Oaks Bank. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

NOTE: Transmitted on Prime Newswire on October 19, 2007, at 3:30 a.m. PDT.